JACKSONVILLE BANCORP ANNOUNCES
THIRD QUARTER 2009 RESULTS

JACKSONVILLE, FLA., November 9/PRNewswire-First Call/—Jacksonville Bancorp, Inc. (NASDAQ: JAXB), holding company for The Jacksonville Bank, reported net income for the third quarter of $325,000, compared to net income of $267,000 for the third quarter in 2008.  On a per share basis, net income was $0.19, compared to $0.15 for the same period in 2008.

Financial highlights for the third quarter are as follows:

o	Net interest margin - improved to 3.59% during the quarter, compared to 2.97% in the previous sequential quarter, and 2.94% a year earlier.
o	Nonperforming assets - improved during the quarter to 1.64% as a percentage of total assets, compared to 3.48% in the previous quarter.
o	Improved earnings – pre-tax, pre-provision earnings increased by $902,000, compared to the preceding sequential quarter, and $519,000 over the same quarter in the previous year.

Total assets increased $5.9 million from $434.0 million at December 31, 2008 to $439.9 million at September 30, 2009.  During the nine months ended September 30, 2009, the Company experienced net loan growth of $14.1 million, or 3.8%.  Nonperforming assets at September 30, 2009 were $7.2 million, compared to $12.5 million at December 31, 2008, and $15.2 million at June 30, 2009.  Total delinquencies (loans past due 30 or more days) were $10.8 million, or 2.73% of total loans, at September 30, 2009, compared to $14.8 million, or 3.8% of total loans, at June 30, 2009.  The Company remains well capitalized with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 11.83%, 9.12% and 8.12%, respectively, at September 30, 2009.

Jacksonville Bancorp, Inc. President and CEO Gilbert J. Pomar, III stated, “These are solid results in this economic environment especially in our region.  We continue to aggressively monitor our loan portfolio and have been expedient to identify and classify assets appropriately while working with our customers to support their needs during these challenging times.”

The allowance for loan losses was 1.63% of total loans at September 30, 2009, compared to 1.14% at September 30, 2008, and 1.24% at December 31, 2008.  Provision expense was $1.1 million and $3.3 million for the three- and nine-month periods of 2009, respectively, compared to $665,000 and $2.8 million for the same periods in 2008.  The continued elevated level of provision for loan losses in 2009 was driven primarily by the level of charge-offs and the softening of real estate values in the Jacksonville market.  The Company recorded net charge-offs of $278,000 and $1.6 million for the three- and nine-month periods in 2009, compared to $541,000 and $1.7 million for the comparable periods in 2008.  Impaired loans were $21.3 million at September 30, 2009, compared to $16.1 million at June 30, 2009.  The Company individually analyzes impaired loans and is aggressive in either charging off identified losses or recording a specific loan loss reserve for estimated losses.

“We remain committed to operating in a manner that protects our shareholders, customers and employees and remain focused on doing what is necessary to be the dominant community bank in Jacksonville,” Mr. Pomar went on to say.

For the first nine months of 2009, Jacksonville Bancorp reported a net loss of $180,000, compared to a $36,000 net loss in the first nine months of 2008.  On a per share basis, the net loss was $0.10 for the nine-month period, compared to a net loss of $0.02 per share in 2008.

The Company’s net interest margin increased from 2.94% to 3.59% when comparing the three months ending September 30, 2009 to the same period last year.  While the margin came under pressure from the rapid reduction in short-term rates (5.25% to .25%) during the 18-month period from June 2007 through December 2008, the Company has experienced consistent margin improvement during the three quarters of 2009—2.87%, 2.97% and 3.59%, respectively.  The increase was mainly the result of the Company taking advantage of the lowest funding sources available through utilization of established lines at the Federal Home Loan Bank and the Federal Reserve Bank as well as a lower level of nonperforming assets.

Noninterest income was $241,000 and $611,000 for the three- and nine-month periods in 2009, respectively, compared to $300,000 and $812,000 for the comparable periods in 2008.  The decrease in the quarterly income was primarily the result of a $50,000 reduction in the income earned on the underlying assets within the Bank’s BOLI policy.  In addition to the reduction in BOLI earnings, the decrease for the nine-month period was further due to recognizing a $132,000 write-off in the stock of Silverton Bank, N.A. due to its May 2009 failure; these were partially offset by a loan referral fee in the amount of $52,000.

Noninterest expense increased slightly to $2.5 million and remained flat at $7.5 million for the three- and nine-month periods in 2009, respectively, from $2.3 million and $7.5 million for the same periods in 2008.  The increase of $189,000 for the linked quarter is mainly due to a $63,000 increase in regulatory assessments and increases in data processing expenses of $44,000.

Total deposits decreased $23.9 million, or 6.9%, from $345.5 million at December 31, 2008 to $321.6 million at September 30, 2009, primarily driven by a $31.1 million planned decrease in higher yielding time deposits which was partially offset by increases of $2.8 million and $4.3 million in noninterest bearing, and money market, NOW and savings deposits, respectively.  The remaining net decrease was offset by an increase in Federal Home Loan Bank advances of $28.4 million as the result of management’s desire to take advantage of the lowest possible cost of funding sources.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals through its five full-service banking offices in Jacksonville, Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to:  economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

			Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008

Earnings Summary
Total interest income	$6,081	$5,625	$5,681	$6,104	$6,457
Total interest expense	2,266	2,556	2,756	3,301	3,409

Net interest income	3,815	3,069	2,925	2,803	3,048
Provision for loan losses	1,070	1,307	938	787	665

Net interest income after provision for loan losses ....	2,745	1,762	1,987	2,016	2,383
Noninterest income	241	224	146	366	300
Noninterest expense	2,528	2,667	2,286	2,328	2,339

Income before income tax	458	(681)	(153)	54	344
Income tax provision	133	(285)	(44)	(17)	77

Net income	$325	$(396)	$(109)	$71	$267

Summary Average Balance Sheet
Loans, gross	$395,133	$387,232	$382,071	$380,203	$379,742
Securities	26,083	26,321	30,344	31,809	32,010
Other earning assets	525	687	696	1,098	952
Total earning assets	421,741	414,240	413,111	413,110	412,704
Other assets	16,127	16,039	16,824	17,456	17,093
Total assets	$437,868	$430,279	$429,935	$430,566	$429,797
Interest bearing liabilities	$368,071	$362,346	$359,846	$359,466	$359,908
Other liabilities	42,968	40,894	42,986	44,470	43,356
Shareholders' equity	26,829	27,039	27,103	26,630	26,533

Total liabilities and shareholders' equity	$437,868	$430,279	$429,935	$430,566	$429,797

Per Share Data
Basic earnings per share	$0.19	$(0.23)	$(0.06)	$0.04	$0.15
Diluted earnings per share	$0.19	$(0.23)	$(0.06)	$0.04	$0.15
Basic weighted average shares outstanding	1,748,586	1,748,214	1,748,647	1,748,630	1,748,567
Diluted weighted average shares outstanding	1,749,074	1,748,214	1,748,647	1,760,511	1,777,292
Book value per basic share at end of period	$15.42	$15.13	$15.36	$15.35	$15.13
Total shares outstanding at end of period	1,748,854	1,747,599	1,748,799	1,748,599	1,748,631
Closing market price per share	$10.75	$10.50	$8.00	$11.10	$11.72

Selected Ratios
Return on average assets	0.29%	-0.37%	-0.10%	0.07%	0.25%
Return on average equity	4.81%	-5.87%	-1.63%	1.06%	4.00%
Average equity to average assets	6.13%	6.28%	6.30%	6.18%	6.17%
Tangible common equity to tangible assets	6.15%	6.04%	6.22%	6.19%	6.11%
Interest rate spread	3.28%	2.62%	2.47%	2.22%	2.46%
Net interest margin	3.59%	2.97%	2.87%	2.70%	2.94%
Allowance for loan losses as a percentage of total loans	1.63%	1.45%	1.29%	1.24%	1.14%
Allowance for loan losses as a percentage of NPA's	89.73%	37.22%	51.27%	37.56%	55.40%
Ratio of net charge offs as a percentage of average loans	0.28%	0.61%	0.74%	0.44%	0.57%
Efficiency Ratio	62.33%	80.99%	74.44%	73.46%	69.86%

	September 30,	June 30,	March 31,	December 31,	September 30,
Summary Balance Sheet	2009	2009	2009	2008	2008

Cash and cash equivalents	$5,496	$9,345	$6,847	$10,148	$7,746
Securities	26,955	25,571	29,035	31,724	31,851
Loans,net	389,082	384,817	378,755	374,993	376,344
All other assets	18,410	17,725	17,350	17,134	17,231
Total assets	$439,943	$437,458	$431,987	$433,999	$433,172
Deposit accounts	$321,603	$321,864	$344,506	$345,544	$350,816
All other liabilities	91,380	89,161	60,626	61,610	55,905
Shareholders' equity	26,960	26,433	26,855	26,845	26,451
Total liabilities and shareholders' equity	$439,943	$437,458	$431,987	$433,999	$433,172